UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2022

C.H. ROBINSON WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23189	41-1883630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

14701 Charlson Road Eden Prairie, Minnesota 55347 (Address of principal executive offices and zip code)

(952) 937-8500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	CHRW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On February 28, 2022, C.H. Robinson Worldwide, Inc. (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with Ancora Catalyst Institutional, LP, Pacific Point Wealth Management LLC, and the other entities and natural persons party thereto (collectively, the “Investor Group”) pursuant to which the Company (i) increased the size of the board of directors of the Company (the “Board”) to twelve (12) directors, until the opening of the polls of the 2022 Annual Meeting, at which time current directors Wayne M. Fortun and Brian P. Short, who previously announced their decision not to stand for reelection, will no longer serve as directors on the Board, the size of the Board shall be reduced to a total of ten (10) or eleven (11) directors, as determined by the Board in its sole discretion and (ii) appointed to the Board Henry W. Winship and Henry J. Maier (the “Investor Group Appointees”) to serve as directors of the Company effective immediately upon execution of the Cooperation Agreement. With respect to the Company’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”), the Company may also include an additional nominee identified by the Governance Committee of the Board in the Company’s slate of nominees for election as directors of the Company at the 2022 Annual Meeting.

Prior to the expiration of the Standstill Period (as defined below), the Board and all applicable committees of the Board will not increase the size of the Board above eleven (11) directors without the prior written consent of the Investor Group. If, during the Standstill Period, any Investor Group Appointee resigns from the Board or is unable (due to death or disability) or refuses to serve on the Board for any reason, so long as Ancora Catalyst Institutional, LP and its affiliates who are parties to the Cooperation Agreement (the “Ancora Investors”) at that time and at all times since the date of the Cooperation Agreement beneficially own in the aggregate at least one percent (1%) of the Company’s then-outstanding Common Stock, then the Ancora Investors shall identify a replacement director, subject to reasonable approval by the Governance Committee and the Board, on the terms set forth in the Cooperation Agreement.

The Company has also agreed to (i) appoint Mr. Winship to the Compensation Committee and Mr. Maier to the Governance Committee, (ii) consider each Investor Group Appointee for membership on one or more of the other committees of the Board in the same manner as other independent members of the Board, and (iii) immediately form a Capital Allocation and Planning Committee to objectively assess value creation opportunities and to support and make recommendations to the Board and support management’s review of the Company’s capital allocation, operations and strategy and enhanced transparency and disclosures to shareholders. The Capital Allocation and Planning Committee will be chaired by Mr. Winship and the other initial members are Scott P. Anderson, Robert C. Biesterfeld Jr. and Mr. Maier.

Pursuant to the Cooperation Agreement, the Investor Group has agreed to not to make director nominations to the Company and to support the Board’s full slate of directors at the 2022 Annual Meeting of the Company’s shareholders.

During the Standstill Period, the Investor Group has agreed to vote all of their shares of common stock of the Company in favor of recommendations of the Board with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”), (ii) the ratification of the appointment of the Company’s independent registered public accounting firm and (iii) any other proposal submitted to the Company’s shareholders at a meeting of the Company’s shareholders, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof. Notwithstanding the foregoing, in the event both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the shareholders at any meeting of the Company’s shareholders (other than Director Proposal), the Investor Group is permitted to vote in accordance with the ISS and Glass Lewis recommendation. The Investor Group is also entitled to vote in its sole discretion with respect to any publicly announced proposal relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company and its subsidiaries or other business combination involving the Company, in each case, that requires a vote of the Company’s shareholders.

The Company is not required to include any Investor Group Appointee (or any replacement thereof) or any of the other directors on its slate of director nominees at any annual meeting following the 2022 Annual Meeting.

The Cooperation Agreement also includes customary standstill, non-disparagement and expense reimbursement provisions. The standstill restrictions on the Investor Group began on the date of the Cooperation Agreement and remain in effect until the earlier of (i) the date that is thirty (30) days prior to the deadline for the submission of shareholder nominations for the Company’s 2023 annual meeting of shareholders pursuant to the Company’s Bylaws or (ii) the date that is one hundred ten (110) days prior to the first anniversary of the 2022 Annual Meeting, subject to certain early termination provisions (such period, the “Standstill Period”). The Cooperation Agreement will terminate upon the expiration of the last day of the Standstill Period, unless earlier terminated by mutual written agreement of the Company and the Investor Group.

While any Investor Group Appointee serves on the Board, such Investor Group Appointee will receive the standard compensation for all other non-employee directors as referenced in the Company’s proxy statement for its 2021 annual meeting of shareholders.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement filed as Exhibit 10.1 hereto.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The description of the matters included under Item 1.01 is incorporated into this Item 5.02 by reference.

Item 7.01	Regulation FD Disclosure.

On February 28, 2022, the Company issued a press release with respect to the Cooperation Agreement. The press release, furnished as Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER

10.1+	Cooperation Agreement, dated February 28, 2022, by and among C.H. Robinson Worldwide, Inc., Ancora Catalyst Institutional, LP, Pacific Point Wealth Management LLC and the other entities and natural persons party thereto.

99.1	Press Release dated February 28, 2022.

104	The cover page from the Current Report on Form 8-K formatted in Inline XBRL.

+

Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission (the “SEC”) upon request.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C.H. ROBINSON WORLDWIDE, INC.

Dated: February 28, 2022	By:	/s/ Ben G. Campbell
Ben G. Campbell Chief Legal Officer and Secretary

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